UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2005

SAFENET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20634	52-1287752
(Commission File Number)	(IRS Employer Identification No.)

4690 Millennium Drive
Belcamp, Maryland 21017
(Address of Principal Executive Offices)(Zip Code)
(443) 327-1200
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement
     See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 1.01.
Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On December 7, 2005, SafeNet, Inc. (the “Company”) entered into a purchase agreement with an initial purchaser (the “Purchase Agreement”) to offer and sell $225 million aggregate principal amount of its 2.50% Convertible Subordinated Notes due 2010 (the “Notes”), plus up to an additional $25 million aggregate principal amount of the Notes at the option of the initial purchaser (the “Overallotment Option”), in a private placement to the initial purchaser for resale to qualified institutional buyers. The Notes will mature on December 15, 2010. The Notes will rank junior in right of payment with all of the Company’s existing and future senior indebtedness. Copies of the press releases announcing the offering and pricing of the Notes are filed as Exhibits 99.1 and 99.2 to this current report and are incorporated herein by reference.
Item 3.02      Unregistered Sales of Equity Securities
     See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 3.02.
     As disclosed above, on December 7, 2005, the Company sold $225 million aggregate principal amount of the Notes. The Notes were sold pursuant to the Purchase Agreement in a private placement to an initial purchaser for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Act afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 144A under the Securities Act. Aggregate estimated offering expenses in connection with the transaction, including discounts and commissions, were approximately $5.6 million.
     The Notes will be convertible only under certain circumstances, as described below, at an initial conversion rate of 24.2131 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $41.30 per share), subject to adjustment. Upon conversion of a Note, in lieu of shares of common stock, a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value of the Note (determined in accordance with the terms of the Notes) and, if the conversion value is greater than $1,000, payment of the excess value, at the Company’s option, in the form of cash, shares of common stock or a combination of cash and common stock.
     Holders may convert their Notes prior to the close of business on the business day before the final maturity date based on the applicable conversion rate only under the following circumstances: (1) during any calendar quarter beginning after March 31, 2006 (and only during such calendar quarter), if the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate; (2) during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of

Notes for each day of that period was less than 98% of the product of the closing price of the Company’s common stock for each day in that period and the conversion rate per $1,000 principal amount of Notes; (3)  if the closing price per share of the Company’s common stock on each of five trading days in any period of ten consecutive trading days is more than $82.60, which is 200% of the initial conversion price, subject to adjustment; (4) if specified distributions to holders of the Company’s common stock occur; (5) if a change of control of the Company or other fundamental change occurs; or (6) during the six month period from, and including, June 15, 2010 to, but excluding, the maturity date of the Notes.
Item 9.01      Financial Statements and Exhibits
     (c)      Exhibits:
     The Following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press release dated December 6, 2005, announcing SafeNet, Inc.’s intention to offer Convertible Subordinated Notes.

99.2	Press release dated December 7, 2005, announcing the pricing of SafeNet, Inc.’s $225 million Convertible Subordinated Notes.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 7, 2005

SAFENET, INC.
By:	/s/ Anthony A. Caputo
Anthony A. Caputo
Chief Executive Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SAFENET, INC.
EXHIBIT INDEX TO FORM 8-K

EXHIBIT NO.	ITEM

99.1	Press release dated December 6, 2005, announcing SafeNet, Inc.’s intention to offer Convertible Subordinated Notes.

99.2	Press release dated December 7, 2005, announcing the pricing of SafeNet, Inc.’s $225 million Convertible Subordinated Notes.

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